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Exhibit 11
LANVISION SYSTEMS, INC.

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                                        Three Months Ended
                                                                            April 30,
                                                               -----------------------------------

                                                                   2000                   1999
                                                               -----------             -----------

Net income (loss)                                              $   314,829             $(1,559,020)
                                                               ===========             ===========
Average shares outstanding used in basic per
  common share computation                                       8,848,093               8,814,520
Stock options:
 Total options                                                     263,537                      --
 Assumed treasury stock buyback                                   (156,443)                     --
Warrants assumed converted                                              --                      --
Convertible redeemable preferred
 stock assumed converted                                                --                      --
                                                               -----------             -----------
Number of shares used in diluted per
  common share computation                                       8,955,187               8,814,520
                                                               ===========             ===========

Basic net income (loss) per share of common stock              $      0.04             $     (0.18)
                                                               ===========             ===========
Diluted net income (loss) per share of common stock            $      0.04             $     (0.18)
                                                               ===========             ===========
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